.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
INCREASES FIRST QUARTER CASH DIVIDEND

Atlanta, GA (January 22, 2016) - Fidelity Southern Corporation (NASDAQ: LION) announced that the Corporation has declared a quarterly cash dividend of $.12 per share on its Common Stock, an increase of $.02. This dividend is payable February 15, 2016, to shareholders of record on February 4, 2016.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.